Exhibit 99.1

Ocean Power Technologies, Inc. Announces Third Quarter Fiscal 2022 Results

Revenues Grow 53%; New VP Global Sales & Marketing Appointed

MONROE TOWNSHIP, N.J., March 14, 2022 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine data, power, and consulting service solutions, today announced financial results for its third quarter ended January 31, 2022.

Business Highlights

●	As previously announced, the Company completed its acquisition of Marine Advanced Robotics (MAR) on November 15, 2021, expanding OPT’s commercial offering into autonomous vehicles for maritime data services. MAR is expected to contribute approximately $2.0 million to revenue for Fiscal Year 2023. In the 3Q22, the Company recognized $257,000 of revenue related to MAR.
●	Revenues grew 53% to $484,000 in the third quarter of Fiscal Year 2022 compared to $317,000 for the third quarter of Fiscal Year 2021, driven by MAR and the growth of Strategic Consulting Services.
●	OPT continued development of its proprietary next-generation Maritime Domain Awareness (“MDA”) software, configured to provide cyber-secure autonomous monitoring of large ocean areas, such as windfarms, marine protected areas, and areas of interest to national security, suitable for installation on buoys and vehicles.
●	The Company continued its offshore testing off the coast of New Jersey for OPT’s continued development of this leading-edge MDA solution.
●	Subsequent to quarter-end, Matthew Burdyny, a seasoned marine technology sales and strategy executive, joined OPT as Vice President, Global Sales & Marketing.

Management Commentary – Philipp Stratmann, OPT’s President and Chief Executive Officer

“Our third quarter was headlined by our largest acquisition to date – Marine Advanced Robotics (MAR), a manufacturer of autonomous surface vehicles, that brings new customers, revenue, and an excellent team to OPT, all of which further support our mission to become the recognized leader for Marine Domain Awareness. The addition of roaming platforms enables us to deploy our ocean data as a service solution to a more expansive customer base and allows us to expand further into the subsea data market, such as for infrastructure surveys.

“Through the continued development of our Data-as-a-Service and Power-as-a-Service business models, in combination with our Consulting Services offerings, we are attracting a broader customer group and expanding our revenue opportunities. I am excited that Matt is joining OPT. His experience in selling marine technology services and solutions will further drive our growth. We are optimistic about the direction we are heading and the momentum we are starting to feel.”

Financial Highlights

●	Revenues – increased to $484,000 for the 3Q22, compared to $317,000 for the 3Q21, due to $257,000 as contributed by MAR in addition to $120,000 of growth in Strategic Consulting Services. This increase was partially offset by $210,000 of project-based work, recognized in the 3Q21 and not repeated due to contract completion.
●	Engineering and product development costs – were down sequentially $617,000 from the 2Q22 as a result of lower project costs. Compared to 3Q21, engineering and product development costs increased by $1.5 million, mainly due to OPT’s investment in MDA software development.
●	Selling, general, and administrative (SG&A) costs – increased by $925,000 from the 2Q22 due primarily to approximately $700,000 of acquisition costs related to MAR and an increase of approximately $225,000 for share-based compensation. SG&A was up approximately $1.2 million from the 3Q21 due to the aforementioned items plus an increase in recruiting fees and an increase in costs related to the OPT annual general meeting of shareholders.
●	Net loss – based on the above activity, the Company had a net loss of $5.5 million for the 3Q22 compared to a net loss of $3.1 million for the 3Q21.

Balance Sheet and Cash Flow

●	Total unrestricted cash and cash equivalents were $63.9 million as of January 31, 2022.
●	The Company has no bank debt.
●	Net cash used in operating activities for the first nine months of Fiscal Year 2022 was $15.8 million, compared to $8.5 million for the first nine months of Fiscal Year 2021, primarily due to increase program expenses, acquisition expenses, and headcount.

Employment Inducement Grant

The Company granted an inducement award to Matthew Burdyny, the Company’s new Vice President, Global Sales & Marketing. This award was granted under the Ocean Power Technologies, Inc. Employment Inducement Incentive Award Plan (the “Plan”), which was amended on February 11, 2022, to increase the shares of Company common stock available for issuance pursuant to equity awards granted under the Plan to 275,000.

The Compensation Committee of the Company’s Board of Directors granted the inducement award pursuant to Section 711 of the NYSE American Company Guide, consisting of 50,000 restricted shares of the Company’s common stock vesting equally over three years. The award is subject to the same terms and conditions as the equity awards to other officers under the Company’s 2015 Omnibus Incentive Plan. This award was made as an inducement, material to obtain the employee’s acceptance of employment with the Company.

Matthew Burdyny Bio

Matthew Burdyny joined OPT on March 1, 2022, as Vice President, Global Sales & Marketing. Prior to joining the Company, Mr. Burdyny was most recently Vice President, Strategy & Business Development at Teledyne Marine, a leading supplier of marine technology and a business unit of Teledyne Technologies Inc. (NYSE:TDY), and brings more than 13 years of experience in sales, business development, marketing, acquisitions, and product development to OPT. He received a Bachelor of Mechanical Engineering degree from the University of Victoria and a Master’s degree in Management from Harvard University.

Conference Call & Webcast

As announced on February 2, 2022, OPT will host a conference call and webcast to review its financial and operating results on Tuesday, March 15, 2022, at 9:00 A.M. Eastern Time. Investors, analysts, and other interested parties may access the conference call by:

●	877-407-8291 (toll-free in the U.S.)
●	201-689-8345 for international callers
●	Webcast link via the Company’s website at www.OceanPowerTechnologies.com/investor-relations

A digital replay will be available by telephone approximately two hours after the call’s completion and until June 14, 2022. Access by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID# 13726660. The archived webcast will also be available on the OPT website investor relations page.

About Ocean Power Technologies

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission. The Form 10-K is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2022	April 30, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,454	$83,028
Restricted cash, short-term	384	384
Accounts receivable	113	350
Contract assets	407	190
Inventory	193	-
Other current assets	436	487
Total current assets	64,987	84,439
Property and equipment, net	365	406
Intangibles, net	4,203	274
Right-of-use asset, net	825	1,036
Restricted cash, long-term	222	222
Goodwill	7,754	-
Total assets	$78,356	$86,377
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$522	$687
Accrued expenses	1,292	1,881
Contract liabilities, current portion	15	-
Right-of-use liability, current portion	323	347
Litigation payable	-	1,224
Advance payable	456	-
Contingent Liability	1,591	60
Paycheck protection program loan- current	-	495
Total current liabilities	4,199	4,694
Paycheck protection program loan, less current portion	-	396
Right-of-use liability, less current portion	615	819
Total liabilities	4,814	5,909
Commitments and contingencies (Note 15)
Stockholders’ Equity:
Common stock, $0.001 par value; authorized 100,000,000 shares, issued and outstanding 55,894,213 and 52,478,011 shares	56	52
Treasury stock, at cost; 21,040 shares	(338)	(338)
Additional paid-in capital	322,626	315,821
Accumulated deficit	(248,617)	(234,896)
Accumulated other comprehensive loss	(185)	(171)
Total stockholders’ equity	73,542	80,468
Total liabilities and stockholders’ equity	$78,356	$86,377

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2022	2021	2022	2021

Revenues	$484	$317	$1,003	$604
Cost of revenues	597	698	1,320	1,248
Gross loss	(113)	(381)	(317)	(644)

Operating expenses:
Engineering and product development costs	2,465	1,019	7,518	3,334
Selling, general and administrative costs	2,974	1,763	7,933	5,591
Total operating expenses	5,439	2,782	15,451	8,925
Operating loss	(5,552)	(3,163)	(15,768)	(9,569)

Interest income, net	16	25	56	45
Other income (expense), net	60	(16)	60	(49)
Gain on extinguishment of PPP loan	-	-	890	-
Foreign exchange gain	5	3	-	13
Loss before income taxes	(5,471)	(3,151)	(14,762)	(9,560)
Income tax benefit	-	-	1,041	-
Net loss	$(5,471)	$(3,151)	$(13,721)	$(9,560)
Basic and diluted net loss per share	$(0.10)	$(0.09)	$(0.26)	$(0.41)
Weighted average common shares used to compute basic and diluted net loss per share	55,308,799	33,715,334	53,408,998	23,160,885

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended January 31,
	2021	2020

Cash flows from operating activities:
Net loss	$(13,721)	$(9,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange gain	-	(13)
Depreciation of fixed assets	104	106
Amortization of intangible assets	18	-
Amortization of right of use asset	211	159
Gain on extinguishment of PPP Loan	(890)	-
Stock-based compensation	864	338
Performance obligation shares compensation	(60)	-
Loss on disposal of property, plant and equipment	-	2
Changes in operating assets and liabilities net of acquisition:
Accounts receivable	237	105
Contract assets	(217)	188
Inventory	(193)	-
Other assets	51	(310)
Accounts payable	(165)	(473)
Accrued expenses	(589)	1,192
Change in lease liability	(228)	(169)
Contract liabilities	15	(90)
Litigation Payable	(1,224)	-
Net cash used in operating activities	(15,787)	(8,525)
Cash flows from investing activities:
Purchase of property, plant and equipment	(319)	(17)
Payments for MAR acquisition	(3,544)	-
Net cash used in investing activities	(3,863)	(17)
Cash flows from financing activities:
Proceeds from Paycheck Protection Program Loan	-	890
Proceeds from loan payable	-	467
Payment of loan payable	-	(292)
Proceeds from stock option exercises	90	40
Proceeds from issuance of common stock- Aspire financing	-	9,983
Proceeds from issuance of common stock- AGP At The Market offering,	-	66,166
Proceeds associated with exercise of common stock warrants	-	769
Acquisition of treasury stock	-	(36)
Net cash provided by financing activities	90	77,987
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	32
Net (decrease)/increase in cash, cash equivalents and restricted cash	(19,574)	69,477
Cash, cash equivalents and restricted cash, beginning of period	83,634	10,930
Cash, cash equivalents and restricted cash, end of period	$64,060	$80,407